                                                                   Exhibit 10.14

                              QUADRAMED CORPORATION

                    Second Amendment of Employment Agreement

This Second Amendment (the "Second Amendment"), dated this ____ day of November, 2002, is by and between QuadraMed Corporation, a corporation organized under the laws of the State of Delaware and having its principal place of business at San Rafael, California (the "Company"), and Dean A. Souleles, an individual currently residing 20532 Hiawatha Street in Chatsworth, California 91311 (the "Employee"), and

                                Witnesseth That:

     Whereas, Employee and the Company have heretofore entered into an Employment Agreement, dated as of August 16, 2000, which was amended pursuant to that Amendment of Employment Agreement, dated September 19, 2001 (collectively, the "Employment Agreement");

     Whereas, Employee and the Company desire to revise the Employment Agreement to incorporate a change in Employee's position, specify certain involuntary termination protections as approved by the Compensation Committee, and modification of related provisions;

     Now, Therefore, Employee and the Company hereby agree that from and after the date of execution of this Second Amendment that the Employment Agreement shall be and is hereby amended as follows:

     1. Part One of the Employment Agreement is hereby amended by deleting the existing definition of "Involuntary Termination," and inserting the following in lieu thereof:

          "Termination for Cause" will mean an Involuntary Termination of Employee's employment for (i) one or more alleged acts of fraud, embezzlement, misappropriation of proprietary information, misappropriation of the Company's trade secrets or other confidential information, a breach of Employee's fiduciary duties to the Company or any other misconduct adversely affecting the business reputation of the Company in a material manner; or (ii) Employee's failure to adhere to any written Company policy or the terms of this Agreement or Employee's failure to perform the material duties of Employee's position following written notice from the Company describing the failure and a reasonable opportunity to cure such failure, if such failure is susceptible of cure."

     2. Part Two, Section 1 of the Employment Agreement, pertaining to Employee's employment and duties for the Company, is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

          1. Employment and Duties. The Company will employ Employee as an executive officer in the position of President of the Enterprise Division. Employee's office is located in Chatsworth, California. Employee agrees to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of Employee's ability all services which may be required of Employee in Employee's executive position and render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Board and the Company's Chief Operating Officer and/or Chief Executive Officer. During Employee's Employment Period, Employee will devote Employee's full time and effort to the business and affairs of the Company within the scope of Employee's executive office.

     2. Part Two, Section 10 of the Employment Agreement, pertaining to Employee's severance benefits on certain terminations of his employment, is hereby amended by deleting the existing Subsection A in its entirety and inserting the following in lieu thereof:

          A. Severance Benefit. If Employee is terminated by reason of an Involuntary Termination of Employee's employment (other than a Termination for Cause), the Company will make a severance payment to Employee in an aggregate amount equal to the sum of one (1) times Employee's then-current annual rate of base salary in monthly installments over a one year period following the date of Employee's Involuntary Termination.

     3. Part Three, Section 9 of the Employment Agreement, pertaining to the arbitration of any disputes under the Employment is amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

          9. Arbitration. Any controversy which may arise between Employee and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration in Alexandria, Virginia or in any other mutually acceptable location in accordance with the rules of the American Arbitration Association then in effect.

          Employee and the Company understand and agree that the Company shall bear the Arbitrator's fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Employee and the Company shall each pay their own attorneys' fees incurred in connection with the arbitration, and the Arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the Arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Employee is the prevailing party in the arbitration, the Arbitrator will decide this issue.

     4. Except as provided in the preceding paragraphs of this Second Amendment, the provisions of the Employment Agreement remain in full force and effect in accordance with their respective terms.

     In Witness Whereof, and intending to be legally bound hereby, the parties hereto have caused this Second Amendment to be duly executed under seal as of the date first above written.

                                        QUADRAMED CORPORATION


                                        By: /s/ Michael S. Wilstead
                                            ------------------------------------
                                            Michael S. Wilstead
                                            Its Chief Operating Officer


                                        EMPLOYEE


                                        /s/ Dean A. Souleles
                                        ----------------------------------------
                                        Dean A. Souleles